EXHIBIT 99.1

LUTHER BURBANK CORPORATION REPORTS EARNINGS
AND ANNOUNCES QUARTERLY DIVIDEND
FOR THE QUARTER ENDED MARCH 31, 2021

First Quarter 2021 Highlights
•Net income of $18.4 million, or $0.35 per diluted share
•Net interest margin of 2.23% compared to 2.13%, an increase of 10 basis points
•Return on average assets and equity of 1.05% and 11.82%, respectively
•Efficiency ratio of 39.5%
•Internal loan production of $391.0 million
•Single family loan pool purchase totaling $287.8 million
•Criticized loans of $34.1 million, a decrease of $22.9 million, or 40%
•Retail deposit growth of $127.6 million
•Tangible book value per share of $11.88
•Quarterly cash dividend of $0.0575 per common share declared

	As of or For the Three Months Ended (1)
(Dollars in thousands, except per share amounts)	March 31, 2021	December 31, 2020	March 31, 2020
Performance Ratios
Return on average assets	1.05%	0.49%	0.43%
Return on average equity	11.82%	5.63%	4.92%
Net interest margin	2.23%	2.13%	1.84%
Efficiency ratio (2)	39.47%	67.23%	51.22%
Income Statement
Net interest income	$38,719	$37,248	$32,115
Net income	$18,411	$8,701	$7,576
Diluted earnings per share	$0.35	$0.17	$0.14
Dividend yield	1.94%	2.35%	2.51%
Balance Sheet
Total loans	$6,271,356	$6,049,816	$6,218,314
Total deposits	$5,391,908	$5,264,329	$5,285,376
Net charge-off (recovery) ratio	(0.00%)	(0.01%)	0.04%
Nonperforming assets to total assets	0.09%	0.09%	0.08%
Capital
Tier 1 leverage ratio	9.71%	9.45%	9.39%
Tangible book value per share (2)	$11.88	$11.69	$11.05
Growth in tangible book value per share	1.66%	1.17%	1.28%

(1) Unaudited with the exception of total loans and deposits as of December 31, 2020
(2) See "Non-GAAP Reconciliation" table
SANTA ROSA, Calif. (April 27, 2021) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $18.4 million, or $0.35 diluted earnings per common share (“EPS”), for the quarter ended March 31, 2021.

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact: .	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our results for the quarter ended March 31, 2021, which reflect the advancement of our multiyear strategic focus on improving the quality of our earnings, as well as the dedication and resiliency of our team and our customers, as we collectively continue to successfully navigate through the pandemic. During the quarter, net income improved to $18.4 million, or $0.35 per diluted share, compared to $8.7 million, or $0.17 per diluted share during the linked quarter. Excluding the impact of a $10.4 million prepayment penalty incurred related to the early payoff of FHLB borrowings in late December 2020, net income for the quarter ended December 31, 2020 would have been $16.1 million, or $0.31 EPS. Compared to the adjusted earnings from the linked quarter, the increase in net income between the periods was primarily due to the recapture of $2.5 million of loan loss provisions during the quarter, as well as a $1.5 million increase in net interest income earned. Recaptured provisions were largely attributable to the strong recovery of loans initially impacted by the pandemic. Our criticized loans decreased by over 40% during the current quarter and we had only one remaining loan on pandemic related payment deferral at the end of March, and that loan returned to scheduled payments in April. Higher net interest income was primarily generated by lower interest expense incurred on our deposits and FHLB borrowings, partially offset by a reduction in yield on our earning assets. The decline in deposit costs was partially the result of our initiative to lower our cost of funds through pricing discipline and developing less expensive customer deposit relationships, while the decrease in the cost of our FHLB borrowings benefited from our deliberate decision to prepay several high cost borrowings and reduce excess liquidity in late December. Despite our focus on reducing deposit costs, we have continued to successfully grow retail deposits, which increased by $128 million during the quarter. Net interest margin improved 10 basis points during the current quarter to 2.23% and, in combination with our emphasis on efficient operations, our earnings generated a return on average assets of 1.05% and a return on average equity of 11.82% for the period."
Ms. Lagomarsino continued, "Because attention to asset quality is the foundation of our business, early last year, we made the decision to tighten our lending standards while we assessed the impact of the pandemic on our borrowers. Based on the performance of our loan portfolio, as well as the strength of real estate in our markets, we expanded those standards to levels that are generally commensurate with our pre-pandemic guidelines and, as a result, we have experienced robust loan originations and growth in our loan pipeline. However, as we continued to see elevated loan prepayments this quarter, we supplemented loan volume with the purchase of a $288 million pool of fixed rate single family loans. The purchased loans are conservatively underwritten and are located in regions within California that will further benefit our community reinvestment efforts.”

Income Statement
The Company reported net income of $18.4 million, or $0.35 EPS, for the three months ended March 31, 2021, compared to net income of $8.7 million, or $0.17 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $23.6 million for the three months ended March 31, 2021, compared to $12.4 million for the linked quarter.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
On April 27, 2021, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on May 17, 2021 to shareholders of record as of May 7, 2021.
Net Interest Income
Net interest income in the first quarter of 2021 was $38.7 million, an increase of $1.5 million from the fourth quarter of last year, due to lower interest expense on our deposit portfolio and FHLB advances. Our deposit portfolio has continued to benefit from the decline in market interest rates. During the quarter, the cost of interest bearing deposits declined by 11 basis points as compared to the linked quarter. FHLB advances benefited from the prepayment of $150.0 million in FHLB advances during the linked quarter and, as a result, the average balance and cost of FHLB borrowings decreased by $106.3 million and 29 basis points, respectively, during the current quarter. The improvement in interest expense was partially offset by a decline in interest income earned on our loan portfolio caused by a decrease in the average loan yield of 13 basis points during the current quarter. The reduction in our loan yield was primarily due to the prepayment of higher yielding loans, which are being replaced by loan originations at lower interest rates, as well as the purchase of a $287.8 million pool of lower yielding, fixed rate, single family loans in February 2021. During the quarter, the Company entered into a swap agreement, with a notional amount of $350.0 million, to partially hedge the interest rate risk associated with the single family loan pool purchase.

Net interest margin for the first quarter of 2021 was 2.23%, compared to 2.13% for the previous quarter. Consistent with the discussion above, our net interest margin primarily benefited from the decline in the cost of interest bearing deposits and FHLB advances, partially offset by a reduction in loan yields. During the first quarter, the yield on our interest earning assets decreased by 6 basis points, while the cost of our interest bearing liabilities decreased by 15 basis points. Our net interest spread in the first quarter improved to 2.11%, increasing by 9 basis points as compared to the linked quarter.
Noninterest Income
Noninterest income for the first quarter of 2021 was $309 thousand, a decrease of $155 thousand compared to the fourth quarter of last year. The decrease was primarily attributable to the decline in fair value of equity securities, which decreased by $211 thousand during the current quarter compared to a $33 thousand decrease during the linked quarter.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the first quarter of 2021 was $15.4 million, a decrease of $9.9 million compared to the fourth quarter of last year. This decline was primarily due to a nonrecurring cost on the prepayment of FHLB advances totaling $10.4 million incurred during the previous quarter. Our efficiency ratio was 39.5% for the quarter ended March 31, 2021 compared to 67.2% for the linked quarter. Excluding the impact of the nonrecurring cost of the prepayment fee discussed above, our efficiency ratio would have been 39.5% for the quarter ended December 31, 2020.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet
Total assets at March 31, 2021 were $7.1 billion, an increase of $172.9 million, or 2.5%, from December 31, 2020. The increase was primarily due to a $221.5 million increase in loans and a $44.0 million increase in investment securities, partially offset by a $97.2 million decrease in cash as compared to December 31, 2020, as the Company deployed excess liquidity. Total liabilities were $6.5 billion at quarter end, an increase of $162.6 million, or 2.6%, from December 31, 2020. The increase in total liabilities was primarily attributable to growth in our deposits of $127.6 million and an increase in FHLB advances of $34.2 million compared to December 31, 2020.
Loans
Total loans at March 31, 2021 were $6.3 billion, an increase of $221.5 million during the quarter. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 68.7% and 30.9%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans and totaled $4.3 billion at both March 31, 2021 and December 31, 2020. Our SFR loan portfolio primarily consists of hybrid loans and totaled $1.9 billion and $1.7 billion at March 31, 2021 and December 31, 2020, respectively.

Selected Loan Data (1)	Three Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Loan Yield
IPL Portfolio	3.69%	3.77%	4.08%
SFR Loan Portfolio	3.04%	3.26%	3.51%
Loan Originations
IPL Portfolio	$250,604	$293,373	$189,996
SFR Loan Portfolio (2)	$138,064	$91,784	$115,591
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.37%	3.36%	3.93%
SFR Loan Portfolio (2)	3.30%	3.49%	4.02%
Prepayment Speeds
IPL Portfolio	19.25%	22.70%	12.60%
SFR Loan Portfolio	40.66%	38.23%	36.06%

(1) The table above excludes loan data related to construction, land and non-mortgage loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million in February 2021, which is excluded from the loan originations and weighted average coupon on loan originations above.

During the three months ended March 31, 2021, IPL portfolio yields decreased by 8 basis points compared to the linked quarter primarily due to the prepayment of higher yielding loans being replaced by loans at lower current interest rates and a decline in prepayment fees collected during the current quarter compared to the prior quarter. Elevated IPL portfolio prepayment speeds were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
The 22 basis point decrease in yield on the SFR portfolio during the quarter ended March 31, 2021 compared to the linked quarter was the result of the prepayment of higher yielding loans being replaced with loans at lower current interest rates, as well as the $287.8 million SFR pool purchase of fixed rate loans during the current quarter, which had a weighted average interest rate and maturity of 2.31% and 26.4 years, respectively. The decline in the average coupon on originations in the SFR loan portfolio during the quarter ended March 31, 2021 compared to the linked quarter was primarily due to competitive pricing pressures. Elevated SFR loan portfolio prepayment speeds were generally related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $6.7 million, or 0.09% of total assets, at March 31, 2021, compared to $6.3 million, or 0.09% of total assets, at December 31, 2020. Criticized loans, which includes loans graded Special Mention and of higher risk, were $34.1 million at March 31, 2021 compared to $57.0 million at December 31, 2020 reflecting a reduction of $22.9 million, or 40.2%. Classified loans, which includes loans graded Substandard and of greater risk, totaled $21.4 million and $26.8 million at March 31, 2021 and December 31, 2020, respectively. The decline in criticized/classified loans was primarily attributable to the improvement in our loans that were initially impacted by the pandemic. As of March 31, 2021, only one loan remained on payment deferral under our loan modification program implemented in response to the pandemic. There was no real estate owned at March 31, 2021 or December 31, 2020 and we have not foreclosed on any collateral since 2015.
During the three months ended March 31, 2021, the Company recorded a reversal of loan loss provisions of $2.5 million compared to recording no provision during the linked quarter. The loan loss provisions reversed during the three months ended March 31, 2021 were primarily caused by reduced reserve requirements due to the improvement in the level of criticized loans, as well as the positive trends related to loans initially impacted by the pandemic, partially offset by the additional reserves required in connection with the SFR pool purchase, discussed above. Our allowance for loan losses to total loans was 0.70% at March 31, 2021 compared to 0.76% at December 31, 2020.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $69.8 million at March 31, 2021 compared to $67.1 million at December 31, 2020, an increase of $2.7 million, or 4.0%. Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.4 billion at March 31, 2021, an increase of $127.6 million, or 2.4%, from December 31, 2020. The increase was entirely attributable to retail deposits gathered by our branch and specialty deposit teams. Our cost of interest bearing deposits was 0.89% during the quarter ended March 31, 2021, compared to 1.00% during the linked quarter. The decrease in our cost of interest bearing deposits compared to the prior quarter was predominantly due to our deposit portfolio repricing to lower current market interest rates.
FHLB Advances
FHLB advances totaled $840.9 million at March 31, 2021, an increase of $34.2 million, or 4.2%, from December 31, 2020. The additional advances were utilized to partially fund the SFR loan pool purchase during the quarter. At March 31, 2021, the weighted average interest rate and weighted average maturity of FHLB advances outstanding was 1.82% and 1.4 years, respectively, compared to 2.07% and 1.7 years, respectively at December 31, 2020. As discussed above, the decline in the cost of our FHLB advances was primarily due to the strategic early payoff of $150.0 million of long-term fixed rate advances in late December 2020. At the time of payoff, these borrowings had a weighted average interest rate and maturity of 2.95% and 2.5 years, respectively.
Other Liabilities
Other liabilities totaled $65.7 million at March 31, 2021, compared to $64.9 million at December 31, 2020, an increase of $782 thousand, or 1.2%. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.
Capital
As of March 31, 2021, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	March 31, 2021	December 31, 2020	March 31, 2020	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	9.71%	9.45%	9.39%	N/A
Common Equity Tier 1 Risk-Based Ratio	15.81%	15.75%	14.89%	N/A
Tier 1 Risk-Based Capital Ratio	17.40%	17.37%	16.43%	N/A
Total Risk-Based Capital Ratio	18.55%	18.60%	17.47%	N/A
Tangible Stockholders' Equity Ratio (1)	8.77%	8.84%	8.49%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	10.72%	10.36%	10.30%	5.00%
Common Equity Tier 1 Risk-Based Ratio	19.21%	19.04%	18.05%	6.50%
Tier 1 Risk-Based Capital Ratio	19.21%	19.04%	18.05%	8.00%
Total Risk-Based Capital Ratio	20.36%	20.27%	19.09%	10.00%

(1) See "Non-GAAP Reconciliation" table
Stockholders’ equity totaled $624.0 million, an increase of $10.3 million, or 1.7%, compared to December 31, 2020. During the quarter ended March 31, 2021, the Company repurchased 201,682 shares at an average share price of $10.42, or a 12.3% discount to our current tangible book value. As of March 31, 2021, there were $16.5 million of authorized funds remaining under the current active share repurchase program.

Earnings Call
The Company will host a conference call on Wednesday, April 28, 2021 at 8:00 AM (PT) to discuss the Company’s results for the period. Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by calling (877) 221-8769 and using conference ID 4081415 or joining the live webcast broadcast at https://edge.media-server.com/mmc/p/rk6iqtse. The webcast will include a slide presentation that will be available for review and may be referenced during the call. It is recommended that participants dial into the conference call or log into the webcast approximately ten minutes prior to the call.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.1 billion, total loans of $6.3 billion and total deposits of $5.4 billion as of March 31, 2021. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from ten branches in California, one branch in Washington and seven lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2021 (unaudited)	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$81,641	$178,861
Available for sale debt securities, at fair value	639,682	593,734
Held to maturity debt securities, at amortized cost	5,684	7,467
Equity securities, at fair value	11,826	12,037
Loans held-for-investment	6,271,356	6,049,816
Allowance for loan losses	(43,766)	(46,214)
Total loans held-for-investment, net	6,227,590	6,003,602
FHLB stock	25,122	25,122
Premises and equipment, net	17,674	18,226
Prepaid expenses and other assets	69,755	67,055
Total assets	$7,078,974	$6,906,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,391,908	$5,264,329
FHLB advances	840,947	806,747
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,570	94,539
Other liabilities	65,723	64,941
Total liabilities	6,455,005	6,292,413
Total stockholders' equity	623,969	613,691
Total liabilities and stockholders' equity	$7,078,974	$6,906,104

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended
(Dollars in thousands except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Interest and fee income:
Loans	$54,058	$55,335	$60,705
Investment securities	1,982	2,068	3,303
Cash, cash equivalents and restricted cash	51	85	317
Total interest income	56,091	57,488	64,325
Interest expense:
Deposits	11,606	13,185	24,581
FHLB advances	3,933	5,211	5,558
Junior subordinated deferrable interest debentures	258	269	493
Senior debt	1,575	1,575	1,578
Total interest expense	17,372	20,240	32,210
Net interest income before provision for loan losses	38,719	37,248	32,115
(Reversal of) provision for loan losses	(2,500)	—	5,300
Net interest income after provision for loan losses	41,219	37,248	26,815
Noninterest income	309	464	798
Noninterest expense	15,404	25,353	16,859
Income before provision for income taxes	26,124	12,359	10,754
Provision for income taxes	7,713	3,658	3,178
Net income	$18,411	$8,701	$7,576
Basic earnings per common share	$0.35	$0.17	$0.14
Diluted earnings per common share	$0.35	$0.17	$0.14

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
PERFORMANCE RATIOS
Return on average:
Assets	1.05%	0.49%	0.43%
Stockholders' equity	11.82%	5.63%	4.92%
Efficiency ratio (1)	39.47%	67.23%	51.22%
Noninterest expense to average assets	0.88%	1.44%	0.96%
Loan to deposit ratio	116.31%	114.92%	117.65%
Average stockholders' equity to average assets	8.90%	8.78%	8.76%
Dividend payout ratio	16.34%	34.64%	42.77%
YIELDS/RATES
Yield on loans	3.50%	3.63%	3.91%
Yield on investments	1.29%	1.31%	2.06%
Yield on interest earning assets	3.23%	3.29%	3.69%
Cost of interest bearing deposits	0.89%	1.00%	1.89%
Cost of borrowings	2.34%	2.55%	2.65%
Cost of interest bearing liabilities	1.12%	1.27%	2.03%
Net interest spread	2.11%	2.02%	1.66%
Net interest margin	2.23%	2.13%	1.84%
CAPITAL
Total equity to total assets	8.81%	8.89%	8.53%
Tangible stockholders' equity to tangible assets (1)	8.77%	8.84%	8.49%
Book value per share	$11.95	$11.75	$11.11
Tangible book value per share (1)	$11.88	$11.69	$11.05
ASSET QUALITY
Net charge-offs (recoveries)	$(52)	$(151)	$644
Net charge-off (recovery) ratio	(0.00)%	(0.01)%	0.04%
Nonperforming loans to total loans	0.11%	0.10%	0.09%
Nonperforming assets to total assets	0.09%	0.09%	0.08%
Allowance for loan losses to loans held-for-investment	0.70%	0.76%	0.65%
Allowance for loan losses to nonperforming loans	650.99%	732.04%	729.54%
Criticized loans	$34,128	$57,029	$34,963
Classified loans	$21,417	$26,751	$8,163
LOAN COMPOSITION
Multifamily residential	$4,109,991	$4,100,831	$4,058,869
Single family residential	$1,939,411	$1,723,953	$1,930,831
Commercial real estate	$199,497	$202,871	$205,657
Construction and land	$22,357	$22,061	$22,857
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$98,135	$93,339	$48,782
Interest bearing transaction accounts	$157,620	$341,895	$226,207
Money market deposit accounts	$2,113,867	$1,771,898	$1,316,597
Time deposits	$3,022,286	$3,057,197	$3,693,790

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$26,124	$12,359	$10,754
Plus: (Reversal of) provision for loan losses	(2,500)	—	5,300
Pre-tax, pre-provision net earnings	$23,624	$12,359	$16,054
Efficiency Ratio
Noninterest expense (numerator)	$15,404	$25,353	$16,859
Net interest income	38,719	37,248	32,115
Noninterest income	309	464	798
Operating revenue (denominator)	$39,028	$37,712	$32,913
Efficiency ratio	39.47%	67.23%	51.22%
Pro Forma Efficiency Ratio (1)
Noninterest expense		$25,353
Less: Non-recurring noninterest expense item, before income taxes		(10,443)
Pro forma noninterest expense (numerator)		$14,910
Operating revenue (denominator)		$37,712
Pro forma efficiency ratio		39.54%
Pro Forma Net Income (1)
Net income		$8,701
Add: Non-recurring noninterest expense item, net income taxes		7,352
Pro forma net income		$16,053
Pro Forma EPS (1)
Pro forma net income (numerator)		$16,053
Weighted average diluted common shares outstanding (denominator)		52,151,886
Pro forma EPS		$0.31
Tangible Book Value Per Share
Total assets	$7,078,974	$6,906,104	$7,074,050
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,075,677	6,902,807	7,070,753
Less: Total liabilities	(6,455,005)	(6,292,413)	(6,470,710)
Tangible stockholders' equity (numerator)	$620,672	$610,394	$600,043
Period end shares outstanding (denominator)	52,231,912	52,220,266	54,286,465
Tangible book value per share	$11.88	$11.69	$11.05
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$620,672	$610,394	$600,043
Tangible assets (denominator)	$7,075,677	$6,902,807	$7,070,753
Tangible stockholders' equity to tangible assets	8.77%	8.84%	8.49%

(1) For the quarter ended December 31, 2020, net income, EPS and efficiency ratio are adjusted to reverse the impact of a non-recurring cost incurred in connection with the prepayment of $150 million of long-term FHLB advances in late December 2020.